Computation of Per Share Earnings


                     Exhibit 11.1

                          For the Fiscal Years Ended
                        October 27,  October 28,  October 29,
                          1995         1994         1993
                        ___________  ___________  __________
Adjusted shares outstanding
Weighted average common
    shares outstanding               3,318,649   3,223,741
3,223,971
Warrants                             3,404,801   3,408,801

    -
Stock Options                          967,461   1,120,222

    -
                         _________   _________     _________
Total common shares and
    common share equivalents         7,690,911   7,752,764
3,223,971

20% common stock limitation           (663,730)   (644,748)

    -
                         _________   _________     _________
  Adjusted weighted average
    shares outstanding               7,027,181   7,108,016
3,223,971
                         _________   _________     _________

Adjusted net earnings (loss)
Net earnings (loss)                $ 9,838,000 $ 3,179,000
$(10,059,000)
Adjustment for 20% common stock
  limitation                            27,000     184,000

    -
                        __________   _________   ____________
  Adjusted earnings for computation


      of earnings per share        $ 9,865,000 $ 3,363,000
$(10,059,000)

Earnings (loss) per share
Adjusted earnings for computation


    of earnings per share          $ 9,865,000 $ 3,363,000
$(10,059,000)
Adjusted weighted average
    shares outstanding               7,027,181   7,108,016
3,223,971
                        __________  __________   ___________

Earnings (loss) per common share         $1.40       $0.47
($3.12)

Notes:
Primary earnings (loss) per share and fully diluted earnings
(loss) per
share were substantially the same in all periods presented.



The modified treasury stock method is used to calculate net earnings per common share. The calculation uses the weighted average number of common shares outstanding and, when fully dilutive, common equivalent shares outstanding (warrants and stock options). Under this method, all warrants and options are assumed to be exercised and up to 20% of common shares outstanding are assumed to be repurchased. The net proceeds are then assumed to be used to reduce debt and the resulting reduction in interest expense is added back to net earnings for calculation of earnings per share.